EXHIBIT 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

ESTÉE LAUDER COMPANIES ANNOUNCES FINAL RESULTS OF DEBT TENDER OFFER

New York, NY, May 25, 2010 -- The Estée Lauder Companies Inc. (NYSE: EL) announced today the expiration, as of 12:00 midnight, Eastern Daylight time, on May 24, 2010 (the “Expiration Date”) of its previously announced cash tender offer for up to $200,000,000 aggregate principal amount (the “Tender Cap”) of its 6.00% Senior Notes due 2012 (the “2012 Notes”) and its 7.75% Senior Notes due 2013 (the “2013 Notes” and, together with the 2012 Notes, the “Notes”).  The terms and conditions of the tender offer are set forth in the Company’s Offer to Purchase dated April 27, 2010 (the “Offer to Purchase”), as amended, and the related Letter of Transmittal.

According to information provided by Global Bondholder Services Corporation, the depositary and information agent for the tender offer, $140,232,000 aggregate principal amount of 2012 Notes and $69,854,000 aggregate principal amount of the 2013 Notes were validly tendered and not validly withdrawn on or before the Expiration Date.

The table below identifies the principal amount that the Company has accepted for purchase under the terms of the offer to purchase.  The amount of each series of the Notes purchased in the tender offer will be determined in accordance with the priorities and maximum tender amounts identified in the columns “Acceptance Priority Level” and “Maximum Tender Amount,” subject to the Tender Cap.

Title of Security	CUSIP Number	Principal Amount Outstanding	Maximum Tender Amount	Principal Amount Tendered	Principal Amount Accepted for Purchase	Acceptance Priority Level
6.00% Senior Notes due 2012	518439AA2	$250,000,000	$130,000,000	$140,232,000	$130,000,000	1
7.75% Senior Notes due 2013	29736RAD2	$300,000,000	$100,000,000	$69,854,000	$69,854,000	2

Because 2012 Notes in excess of the applicable Maximum Tender Amount set forth above were tendered in the tender offer, the Company accepted 2012 Notes for purchase and paid holders thereof on a pro rata basis among tendering noteholders.  Notes that have been tendered but not accepted will be promptly returned to the tendering parties.

J.P. Morgan Securities Inc. and BNP Paribas Securities Corp. acted as the dealer managers for the tender offer.  The information agent and depositary for the tender offer was Global Bondholders Services Corporation.  The tender offer was made only by the Offer to Purchase, as amended, and the related Letter of Transmittal, and the information in this news release is qualified by reference to such documents.  Persons with questions regarding the tender offer should contact J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (866) 834-3424 (collect) or BNP Paribas Securities Corp. at (888) 210-4358 (toll-free) or (212) 841-3059 (collect).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach and Ojon.

An electronic version of this press release can be found at the Company’s website, www.elcompanies.com.